                                                                   Exhibit 10.43

                      INTEGRATED INFORMATION SYSTEMS, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Agreement entered into this 12th day of November, 2001, (the
"Effective Date") by and between INTEGRATED INFORMATION SYSTEMS, INC., a
Delaware corporation with its principal place of business located at 1480 South
Hohokam Drive, Tempe, Arizona, 85281 (hereinafter called "Employer"), and
WILLIAM "BILL" A. MAHAN (hereinafter called "Employee").

                                            RECITALS:

         WHEREAS, Employer is a corporation organized and incorporated under the laws of the state of Delaware, and has its principal office in Maricopa County,
Arizona;

         WHEREAS, Employee is an individual residing in Menlo Park, and is a citizen of the State of , California;

         WHEREAS, the parties to this Agreement have had a full and fair opportunity to review and discuss the terms of this Agreement and consult with independent legal counsel so that they have a full and complete understanding of the legal and practical significance of each of the provisions of this
Agreement; and

         WHEREAS, Employee voluntarily and freely desires to accept such employment under the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the foregoing premises and of the conditions hereinafter set forth, it is hereby agreed as follows:

                                   AGREEMENT:

         1.       General Terms of Employment.

         As of November 12, 2001, Employee is to be employed according to the terms of this Agreement and Employer's policies and procedures as they relate to regular, full-time employees, as they exist as of the Effective Date of this
Agreement or may be changed from time to time, in the full-time position of
Executive Vice President ("EVP") and Chief Financial Officer ("CFO") (the
"Position").

The EVP and CFO of the Company will be the chief financial and accounting officer of the Company, and serve as Secretary and Treasurer. This will include the following areas of responsibility:

(i)      Accounting and financial reporting

(ii)     Treasury
(iii)    Investor Relations
(iv)     Financial planning and budgeting
(v)      Business systems and procedures oversight
(vi)     Purchasing and facilities
(vii)    Legal
(viii)   Human resources
(ix)     Business Unit operations liaison-financial oversight
         a.  Project accounting and reporting
         b.  Project profitability
         c.  Branch accounting and reporting
         d.  Branch profitability

         Employee shall also perform such other duties as are commonly associated with this Position, or as may be assigned orally or in writing by the
Employer from time to time. For purposes of calculating the receipt of health or other benefits, including but not limited to 401(k) plans, bonuses and stock options, the Effective Date of this Agreement is the commencement of Employee's employment with Employer.

         2.       Compensation.

     A. Employer agrees to pay Employee an initial annual salary of One Hundred
Fifty-six Thousand and Six Hundred Dollars ($156,600.00) ("Base Salary") subject to employment taxes and other payroll deductions as may be required by law or requested by Employee. In addition, Employee is eligible for an annual bonus in the amount of fifty percent (50%) of Base salary and stock option grants, split one third (1/3) for personal performance objectives and two thirds (2/3) on cash flow from operations. The performance and financial objectives will be mutually negotiated between IIS and Employee during the first 60 days.

     B. During the term of this Agreement, Employer shall provide to Employee those benefits including, but not limited to health coverage, dental coverage,
401(k), life and disability coverage, and one (1) covered parking space. Such health and life benefits provided to Employee shall be paid for by Employer.
Such health and life benefits provided to Employee's spouse and dependents shall be paid one-half by Employer and one-half by Employee. Upon presentment of proper documentation and receipts, Employer will reimburse Employee for expenses reasonably incurred in connection with the performance of duties in accordance with Employer's policies. This shall include business travel and business expenses plus reimbursement of professional fees and expenses such as American
Institute of CPA's, and Financial Executives International. Employee will also be eligible for Relocation Assistance not to exceed Ten Thousand Dollars
($10,000) ("Relocation"). Please refer to the IIS Relocation Policy (attached)
for details. In addition, you will be allowed temporary commuter expenses not to exceed Five Hundred Dollars ($500.00) ("Commuter") per month up to three (3)
months. If Employee terminates his employment with IIS prior to twelve (12)
months of employment, Employee will be required to reimburse IIS a pro-rated dollar amount of his Relocation and Commuter expenses.

     C. Employee shall be granted stock options, pursuant to a separate IIS
Stock Option Agreement, to purchase 120,000 shares of IIS' common stock (the
"Stock") at a per share exercise price equal to the closing price of Employer's common stock on the day of grant and with an exercise term of ten (10) years
(the "Stock Options"). The Stock Options shall vest one sixth (1/6th) each six months until fully vested three (3) years from the Effective Date (i.e. November
12, 2001).

         3.       Term of Agreement.

     Subject only to the following notice provisions and the Severance Provision in paragraph 4, the term of this Agreement shall continue until terminated in accordance with this paragraph 3 and paragraph 4. Employee may terminate this
Agreement at any time upon three (3) weeks' prior written notice to Employer.
Employer may terminate Employee's employment with or without cause as specified below.

          (a) Termination for Cause. As used in this Agreement, the term "for cause" shall mean and include: dishonesty; violation of a law that involves a felony; misconduct; neglect of employment duties; failure to meet or satisfy requirements of Employer's Unit Plan; violating any provision of this Agreement; or aiding a competitor of Employer. If Employer terminates
     Employee's employment for cause, Employee shall be entitled to a distribution of pay up to and including the date of Employee's termination.
     Upon the date of such termination for cause, Employee's benefits will cease, subject to applicable COBRA laws and regulations in effect at such time, and Employer shall provide to Employee a written statement setting forth the reasons for Employee's for cause termination. Employee, however, shall be entitled to any expense reimbursement, draw, commission, bonus, or other incentive that has accrued to Employee's benefit up to the date of such for cause termination.

     As of the date of a for cause termination: (i) all stock options, including the Stock Options, awarded to Employee by Employer that have vested shall remain vested and freely exercisable by Employee; and (ii) all unvested stock options, including the Stock Options, shall lapse and be surrendered by Employee to
Employer with no further consideration due Employee for such stock options.

          (b) Termination Without Cause. If Employer terminates Employee's employment without cause, Employee shall be entitled to two (2) weeks prior written notice (the "Notice Period"). During the Notice Period Employee
     shall be entitled to full pay and benefits and (i) all stock options, including the Stock Options, awarded to Employee by Employer that have vested shall remain vested and freely exercisable by Employee for a period of three (3) months; and (ii) all unvested options will immediately lapse.
     At Employee's request, at any time after Employee's for cause or without cause termination, Employer shall, when contacted by another employer for a reference regarding Employee, confirm only that Employee worked for
     Employer and the dates of such employment.

          (c ) Change in Control. In the event of a change in control that results in Employee's termination for convenience, Employer would provide six (6) months severance pay for the first year of employment, twelve (12)
     months for anything including and beyond the second year of employment.

     4. Severance Provision.

     If Employee's employment is terminated by Employer without cause, Employee shall be entitled to severance pay as follows: Employee will receive one (1)
month continuation of Employee's salary and benefits for each year of employment. Employee shall not be entitled to severance pay if any of the following conditions occur: (i) Employee is terminated by Employer "for cause";
or (ii) Employee terminates his employment with Employer.

     5. Vacation.

     Employee shall be entitled to four (4) weeks paid vacation per year.

     6. Non-Compete

     IIS requires its executive employees to accept and observe the following partial restraint on post-termination competition, which Employee agrees to honor. As a material part of the consideration given for this Agreement, during the term of this Agreement and for a period of twelve (12) months following the termination of Employee's employment (for any reason or no reason), Employee agrees that he or she will not, directly or indirectly, be connected in any manner whatsoever with the ownership, management, operation, control, or financing of, and that he or she will not own, manage, operate, control, be employed by, be associated with as an independent contractor, participate in, finance, consult, or advise: (i) any client or prospective client of IIS; (ii)
any technology vendor and/or business partner of IIS; or (iii) any business or corporation which directly competes with IIS. For purposes of this Agreement,
"competes" shall mean engaged in strategy consulting, creative design, application development, network infrastructure services, application management services, and hosting services of business on the Internet. The running of the twelve (12) month period prescribed in this covenant shall be tolled and suspended by the length of time Employee works in circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this partial restraint. Such provision shall survive the termination of this Agreement.

     7. Non-Solicitation.

     Employee agrees that, during the term of this Agreement, and for a period of two (2) years after termination of employment, he or she will not, either directly or indirectly, for himself or herself or for any other party, divert or attempt to divert any existing business or employees of Employer, or induce, solicit, canvass or call upon (or attempt to induce, solicit or canvass) any customer of Employer or employee of Employer from continuing to do business with
Employer and/or to do business with a competitor of Employee. A customer is defined as a person, business, organization, company, or any other entity with whom Employer provided services to or did business with during the two (2) years immediately preceding Employee's date of termination (whether termination is voluntary or involuntary). Such provision shall survive the termination of this Agreement.

     8.   Cellular Telephone.

     During the term of Employee's employment, Employee shall be entitled to the use of a cellular phone of his or her choosing. The monthly service and fees for such telephone shall be reimbursed by Employer.

     9.   Tele-Commuting.

     During the term of this Agreement, Employee may tele-commute at such times as are appropriate as long as such tele-commuting does not interfere with
Employee's duties and responsibilities.

     10.  Confidentiality and Return of Information.

     Employee's position with IIS requires considerable responsibility and trust. Relying on Employee's undivided loyalty as pledged by this Agreement, IIS expects to entrust to Employee highly sensitive confidential, restricted, and proprietary information involving IIS' business, including Trade Secrets. It could prove very difficult to isolate this protected information from business activities that Employee might consider pursuing after termination of Employee's employment with IIS, and in some instances, Employee may not be able to compete with IIS in certain ways because of the risk that IIS' confidential and proprietary information might be compromised. Employee is legally and ethically responsible for protecting and preserving IIS' proprietary rights for use only for IIS' benefit, and this responsibility may impose limitations on Employee's ability to pursue certain business opportunities that might interest Employee during or after his or her employment.

     For purposes of this Agreement, the term "Trade Secrets" includes all information and materials which Employee might obtain, be exposed to, or develop in the course of Employee's employment with IIS and which could provide any value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Specifically, this can include all information which is either:

          a.   Applicable to the business of IIS; or

          b.   Applicable to the business of any client or vendor/partner of
               IIS, which may be made known to Employee or learned by Employee in such context during the period of his or her employment.

     "Trade Secrets" also includes, but is not limited to, any and all technical and non-technical information including patent, copyright, trade secret, and proprietary informa-

tion, techniques, sketches, drawings, models, inventions, know-how, negative know-how, processes, apparatus, equipment, algorithms, improvements, software programs, software source code, software object code, software source documents, multimedia works, graphics, photographs, images, online products, audiovisual works, audio recordings, and formulae related to the current, future and proposed products and services of IIS, including, but not limited to, information concerning research, experimental work, research and development material, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, business plans, business opportunities, sales and merchandising and marketing plans, sales data, advertising data, vendor lists, personnel information and files, and customer information. "Trade Secrets" also includes proprietary or confidential information of any third party who may disclose such information to Employee or IIS in the course of IIS' business.

         Employee acknowledges that the terms of this Agreement constitute a
Trade Secret and will not be disclosed to any third parties, including IIS employees.

         During the term of this Agreement and for a period of four (4) years thereafter, Employee agrees to keep all proprietary information and Trade
Secrets of Employer confidential. Such information shall not be disclosed to any third party. Employee further agrees that work product created by Employee for
Employer during the term of this Agreement shall remain the property of
Employer.

         Employee agrees that immediately upon termination of Employee's employment, or upon request by Employer, Employee will return to Employer all company property and Trade Secrets, as well as any employee lists, customer lists, advertising or promotional materials, manuals, and other books, papers, documents, or data (including all copies thereof) belonging to or related to the business of the Employer which Employee obtained, created or compiled in the course of his employment with Employer.

         The above provisions shall survive the termination of this Agreement.

         11.      Governing Law.

         This Agreement shall be governed by the laws of the State of Arizona.
In the event that any part of this Agreement shall be held to be invalid by any reason of any law or court decision, such invalidity, if any, shall not affect the validity or legality of any other part of this contract. The parties agree that any dispute or claim arising out of this Agreement shall be resolved by binding arbitration in Maricopa County, Arizona in accordance with the applicable civil rules of the American Arbitration Association before one arbitrator mutually chosen by the parties.

         12.      Knowledge of Agreement's Terms.

         Employee and Employer acknowledge that they have read this entire
Agreement and that they understand the nature of the foregoing restrictions, and that the parties are signing this Agreement willingly and without duress.

         13.      Modification.

         This Agreement cannot be modified or amended except in a writing signed by both parties.

         14.      Indemnification.

         Employer agrees to indemnify Employee for any and all expenses, including reasonable attorney's fees, incurred by Employee in connection with any suit, action, demand, litigation, or arbitration in which Employee is named as a party in the event such suit, action, demand, litigation, or arbitration concerns lawful actions taken by Employee within the scope of his employment.
This provision does not apply to any litigation or arbitration relating to the termination of Employee's employment with Employer Employer further agrees to maintain such necessary insurance such as director's and officer's insurance and errors and omissions insurance in amounts necessary to insure Employee against all claims of any kind.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement.

Employee
William A. Mahan
/s/ William A. Mahan
November 28, 2001

INTEGRATED INFORMATION SYSTEMS, INC.
("Employer")

By: /s/James G. Garvey
Its: Chief Executive Officer
Date:  November 28, 2001